                                                    March 3, 1994


Mr. James M. Dow
46 Dudley Street
Brookline, MA 02146

         Re:     SEPARATION AGREEMENT

Dear Jim:

         Based on our discussions and our mutual understanding that you desire to resign from your position as President and Chief Executive Officer of Microcom, Inc. (the "Company"), I would like to offer you the following severance package in connection with your resignation. Let me say at the outset that your 13 years of service to the Company as both Founder and President have been greatly appreciated, and the Company will miss you greatly. Below I have outlined the terms and conditions of the Separation Agreement (the "Agreement") that we have discussed.

                        SALARY AND BENEFIT CONTINUATION

         As we agreed, your resignation from the Company will be deemed effective March 3, 1994 (the "Separation Date"). The Company will pay to you all accrued salary and accrued but unused vacation pay through the Separation Date and in accordance with standard Company separation procedures.

         From the Separation Date and through March 2, 1995 (the "Continuation Period"), you have agreed to remain available to the Company as a consultant so that it may take advantage of the expertise you have accumulated during the course of your employment in the Company's general business affairs. You have also agreed to remain on indefinitely as Chairman of the Board of Directors following the Separation Date in accordance with the Company's by-laws, Articles of Organization and applicable laws. The Company will pay you a salary continuation of $200,000, on a bi-monthly basis and subject to applicable federal, state and local withholding, throughout the Continuation Period.

         Following the Separation Date, you will be entitled to continue participation in the group health and dental plans offered by the Company to its employees pursuant to the

James M. Dow
March 3, 1994
Page 2


Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") and to convert your other group benefits to individual policies where a conversion option is available under standard Company separation procedures. Further information regarding COBRA continuation, conversion of benefits, and the impact of your resignation on your 401(k) entitlement will be provided to you at the time of your separation pursuant to standard Company procedures. The Company, however, agrees to pay your premium contributions under COBRA, as well as under all other group insurance policies which are convertible, during the Continuation Period if you elect to continue and so convert your benefits. Please understand, however, that by law, you are only entitled to 18 months of continuation coverage following your separation from the Company under COBRA and the Company's premium contributions for the time period set forth above are to be included in this 18-month period and are not in addition thereto. At the end of the Continuation Period, you may continue COBRA for the remainder of the 18-month period required by law at your own expense, and you may also continue at your own expense any other insurance coverages which you have decided to convert to individual policies. At the end of the Continuation period you also will be eligible for all non-employee benefits available to Company directors so long as you remain a director.

                   EARLY TERMINATION OF PAYMENT AND BENEFITS

         If during the Continuation Period you secure alternative employment (with the exception of consulting services, services as a non-employee member of a Board of Directors, services performed by you as an independent contractor on behalf of any entity or person, or unpaid services as chairman or Chief Executive Officer of a company founded by you, so long as such services are permissible under the Non-Compete Agreement described below), you must notify the General Counsel of the Company in writing, and the payments and benefits outlined above shall immediately cease (other than insurance conversion rights and remaining COBRA benefits available to you pursuant to applicable law and at your own expense). However, the remainder of this Agreement "and the Employee Patent and Confidential Information Agreement," which is attached hereto as Exhibit A, shall remain in full force and effect thereafter.

         You further agree that, in the event you breach any of your obligations under this Agreement or the Employee Patent and Confidential Information Agreement, the Company shall have the right to suspend or terminate all of its obligations hereunder, including, without limitation, its payment and other obligations

James M. Dow
March 3, 1994
Page 3


set forth herein (other than insurance conversion rights or remaining COBRA benefits available to you pursuant to applicable law and at your own expense). However, such suspension or termination shall not relieve you of your obligations hereunder or under the Employee Patent and Confidential Information Agreement.

                                 STOCK OPTIONS

         As you know, you have certain options issued pursuant to the Company's Stock Option Plan (the "Plan"). You have requested that so long as you remain a director of the Company, the mandatory exercise provisions of your existing stock option agreement not be triggered. Subject to review by the Company's professional advisers, it is our intention that these options will continue to vest and the mandatory exercise provisions not be triggered so long as you remain a member of the Board of Directors. However, should you elect to exercise any vested options after you leave the Board of Directors, you must do so within 15 days after said date. According to the terms of the Plan, all vested unexercised options will terminate at the end of the 15-day period. Attached hereto as Exhibit B is a summary of the Company's records which reflect the stock options that you currently hold.

                                COMPANY PROPERTY

         No later than the date on which this Agreement is executed by you, we ask that you return all Company property in your possession or under your control, including Company credit cards, keys and files (except for the Company Avis card, Company telephone credit card and key to the building which shall be retained by you during the Continuation Period, but only for use on Company business). In further consideration of the execution of this Agreement, the Company will transfer to you, upon the effective date, ownership and/or license rights of the desk top PC, Gateway 2000, Model P5-60, serial number 1867617, including attachments and all properly-licensed software loaded on such computer as of the Separation Date.

                                NON-COMPETITION

         Attached as Exhibit C hereto is a Non-Competition Agreement which shall be deemed part of this Agreement, and your execution of the same shall constitute further consideration for the benefits and salary continuation provided to you above.

James M. Dow
March 3, 1994
Page 4


                                    RELEASES

         In further consideration of the promises contained herein, you will be expected to sign a release of all claims against the Company which may have existed through the date of execution of the Agreement. The Company also will provide you with a release of all claims which it may have against you and which may have existed through the date of execution of this Agreement. The actual Release of Claim forms are attached hereto as Exhibit D.

         Notwithstanding the execution of the above releases, in no event shall the waiver contained therein affect your rights to indemnification as an officer and director of the Company under the Company's by-laws, Articles of Organization and/or as a matter of law and the terms and provisions thereof shall be applied without regard to the existence of such waiver. Nor shall the waiver be deemed to affect rights or claims you may have in the future or arising from your continued participation in the Company's affairs after the Separation Date as Chairman of the Company's Board of Directors. It is expressly understood and agreed that your rights to indemnification as an officer or director of the Company through the Separation Date survive the execution of this Agreement, but remain subject to all existing terms and conditions related to such indemnification rights.

                             OTHER REPRESENTATIONS

         This Agreement represents a complete understanding between the parties and supersedes any and all other agreements and understandings, whether oral, written, express or implied, except for the Employee Patent and Confidential Information Agreement entered into by you and the Company, which remains in full force and effect. This Agreement may not be modified, altered, changed or waived in whole or in part, except upon written consent of the parties hereto.

         The parties further recognize that this Agreement is designed to resolve all issues outstanding between them and to provide for an amicable resignation by you from your employment with the Company. Accordingly, the parties agree and acknowledge that the terms and conditions contained in this Agreement do not constitute an admission of any sort on the part of either party and that this Agreement may not be used as evidence in any kind except one in which either party alleges a breach of the terms of the same, or one in which a party elects to use the Agreement as a defense to any claim. In furtherance of this spirit of cooperation, the parties agree that they will reflect favorably

James M. Dow
March 3, 1994
Page 5


upon their association with one another and will keep the terms of this Agreement confidential.

                                 EFFECTIVE DATE

         Please sign this Separation Agreement, the attached Release of Claims, as well as the attached Non-Competition Agreement (which collectively, along with all other exhibits attached hereto, represent the entire "Agreement" as referred to in this letter) if the terms and conditions of this arrangement are acceptable to you. Please be advised, however, that you have every right to consult with counsel prior to signing this Agreement, and we encourage you to do so. You are entitled to a 21-day period in which to consider this Agreement. This Agreement shall be revocable by you for seven days following execution of the same. Only on the eighth day following execution of the Agreement shall it become effective.

         In closing, on behalf of Microcom, I would like to thank you for your dedicated commitment and service over the years. We wish you the best of luck in both your personal and professional endeavors. We will miss you.

                                               Sincerely,


                                               Michael Schneider
                                               Chairman, Compensation
                                                  Committee of the Board
                                                  of Directors of Microcom, Inc.

                                               MICROCOM, INC.


_____________________                          By:______________________
James M. Dow

Exhibit A - Employee Patent and Confidential Information Agreement

                        EXHIBIT B - VESTED STOCK OPTIONS


         Grant              Option             Total            Vesting                   No. of
         Date               Price              Shares           Schedule                  Shares
         ----               -----              ------           --------                  ------

         26-Jul-90           5.25              37,208           26-Jul-91                   9,302
                                                                26-Jul-92                   9,302
                                                                26-Jul-93                   9,302
                                                                26-Jul-94                   9,302

         26-Jul-90           5.25              42,792           26-Jul-91                  10,698
                                                                26-Jul-92                  10,698
                                                                26-Jul-93                  10,698
                                                                26-Jul-94                  10,698

         26-Jul-90           5.25               9,088           26-Jul-91                   2,272
                                                                26-Jul-92                   2,272
                                                                26-Jul-93                   2,272
                                                                26-Jul-94                   2,272

         26-Jul-90           5.25             110,912           26-Jul-91                  27,728
                                                                26-Jul-92                  27,728
                                                                26-Jul-93                  27,728
                                                                26-Jul-94                  27,728

         5-May-93            3.38              50,000           5-May-94                   12,500
                                                                5-May-95                   12,500
                                                                5-May-96                   12,500
                                                                5-May-97                   12,500

         15-Apr-93           3.38              25,000           31-Mar-94                  25,000

                             3.00              13,480           Fully Vested               13,480

                             3.00              58,000           Fully Vested               58,000

                             3.00              18,520           Fully Vested               18,520
                                              -------                                     -------
         Total                                365,000                                     365,000
                                              =======                                     =======

                     Exhibit C - Non-Competition Agreement

                 (a) Commencing upon the Separation Date, and continuing for a period ending three (3) years thereafter, Dow agrees that he shall not (except in his capacity as a director or consultant of the Company), directly or indirectly, whether on his own account or as a shareholder (other than as a shareholder of the Company, or as a less than five percent (5%) shareholder of a publicly-held company), partner, joint venturer, employee, consultant, advisor and/or other agent or representative, of any person, firm, association, corporation, or other entity, throughout the United States and the world:

                          (1)     Enter into or engage in the business of
designing, developing, marketing, manufacturing, distributing or selling modems or LANaccess products for network systems, (which for purposes of this Agreement shall comprise the current product lines of the Company), product lines of the Company under development, product lines of the Company for which written plans exist, or products that may rely substantially on the Company's then current technology to complete. The President of the Company may, in his sole discretion, allow certain exceptions to these proscriptions.

                          (2)     Solicit customers or business patronage which
results in competition with the Company or any of its affiliates in the business of designing, developing, marketing, manufacturing, distributing or selling modems and/or LANaccess products for network systems (which for purposes of this Agreement shall comprise the current product lines of the Company), product lines of the Company under development, product lines of the Company for which written plans exist, or products that may rely substantially on the Company's then current technology to complete. The President of the Company may, in his sole discretion, allow certain exceptions to these proscriptions.

                          (3)     Promote or assist, financially or otherwise,
any person, firm, association, corporation, or other entity engaged in the business of designing, developing, marketing, manufacturing, distributing or selling modems and/or LANaccess products for network systems (which for purposes of this Agreement shall comprise the current product lines of the Company), product lines of the Company under development, products lines of the Company for which written plans exist, or products that may rely substantially on the Company's then current technology to complete. The President of the Company may, in his sole discretion, allow certain exceptions to these proscriptions.

                          (4)     Solicit, or cause to be solicited, any
employee or employees of the Company for employment by any other person, firm, association, corporation or other entity, whether or not in competition with the Company.

                 (b) Without limitation, the parties agree and intend that the covenants contained herein shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political subdivision of the United States and other nation to which this Non-Competition Agreement is applicable. If, in any judicial proceeding, a court shall refuse to enforce in such action all of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

                 (c) The parties agree that due to the unique nature of the services and capabilities of Dow, there may be no adequate remedy at law for any breach of his obligations hereunder, that any such breach may allow him and/or third parties to unfairly compete with the Company resulting in irreparable harm to the Company, and therefore, that upon any such breach or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief, in addition to whatever remedies it might have at law. Furthermore, Dow agrees to indemnify the Company from and against and shall reimburse the Company for and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including attorneys' fees, that the Company shall incur or suffer and which arise from or are attributable to Dow's breach of or failure to perform or comply with any representations, warranties, agreements or covenants contained in this Non-Competition Agreement.

                 (d) Dow represents and warrants to the Company that the covenants hereunder are reasonably necessary for the protection of the Company's interests and are not unduly restrictive upon Dow.

                 (e) The provisions of this Non-Competition Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance) in whole or in part, except by a writing executed by Dow and the Company's Chief Executive Officer. No waiver of any of the provisions of this Non-Competition Agreement shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given the waiver or consent thereto.

                                   Exhibit D

                               RELEASE OF CLAIMS

         As part of the Letter Agreement, dated March 3, 1994, James M. Dow, on behalf of himself, his heirs, agents, representatives, assigns, executors and administrators, hereby releases and forever discharges Microcom, Inc. and its current and former predecessors, successors, parent corporations, divisions, subsidiaries, affiliates, assigns, officers, directors, partners, shareholders, trustees, employees, representatives and agents, and any other person or entity acting on behalf of any or all of them, from any and all causes of action, claims for damages, suits, debts, demands, accounts, covenants, contracts, agreements, attorneys' fees, back pay, sums of money and claims of every name and nature, known or unknown, arising or which may have existed from the beginning of the world to this date, including but not limited to any and all claims arising under Title VII of the Civil Rights of 1964, the Age Discrimination in Employment Act of 1967, the Older Worker Benefits Protection Act, M.G.L. c. 151B, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as well as all matters relating to Dow's employment with Microcom, Inc. and/or the separation from the same.


                                  MICROCOM, INC.


_______________________           By:______________________
/s/ James M. Dow                     /s/ Peter J. Minihane

Date:  March 10, 1994             Date:  March 10, 1994

                               RELEASE OF CLAIMS

         As part of the Letter Agreement, dated March 3, 1994, Microcom, Inc. and its current and former predecessors, successors, parent corporations, divisions, subsidiaries, affiliates, assigns, officers, directors, partners, shareholders, trustees, employees, representatives and agents, and any other person or entity acting on behalf of any or all of them, hereby release and forever discharge James M. Dow, his heirs, agents, representatives, assigns, executors and administrators from any and all causes of action, claims for damages, suits, debts, demands, accounts, covenants, contracts, agreements, attorneys' fees, back pay, sums of money and claims of every name and nature, known or unknown, arising or which may have existed from the beginning of the world to this date, including but not limited to any and all matters related to Dow's employment with Microcom, Inc. and/or the separation from the same.

                                  MICROCOM, INC.


________________________          By:__________________________
/s/ James M. Dow                     /s/ Peter J. Minihane

Date:  March 10, 1994             Date:  March 10, 1994